As filed with the Securities and Exchange Commission on March 29, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NANO DIMENSION LTD.

(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2 Ilan Ramon

Ness Ziona

7403635 Israel

+972-73-7509142

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Nano Dimension USA Inc.

300 5th Ave, Suite 1010, Waltham, MA 02451

Tel: +1 857-557-8022

(Name, Address, and Telephone Number of Agent for Service)

Copies to:

Oded Har-Even, Esq. Howard Berkenblit, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: 212.660.3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel-Aviv (Har-Even & Co.) HaArba’a Towers - 28 HaArba’a St. North Tower, 35th floor Tel-Aviv, Israel 6473925 Tel: +972.74.758.0480

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 29, 2024

$500,000,000

Nano Dimension Ltd.

American Depositary Shares Representing Ordinary Shares

We may offer and sell from time to time in one or more offerings American Depositary Shares, or ADSs. Each ADS represents one ordinary share, par value NIS 5.00 per share. Each time we sell ADSs pursuant to this prospectus, we will provide in a supplement to this prospectus the price and any other material terms of any such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with each offering. Any prospectus supplement and related free writing prospectuses may also add, update or change information contained in the prospectus. You should read this prospectus, any applicable prospectus supplement and related free writing prospectuses, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest in the ADSs.

The ADSs are traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “NNDM.” On March 22, 2024, the last reported sale price of our ADSs on Nasdaq was $2.73.

Investing in the ADSs involves a high degree of risk. Risks associated with an investment in the ADSs will be described in any applicable prospectus supplement and are and will be described in certain of our filings with the Securities and Exchange Commission, or SEC, as described in “Risk Factors” on page 3.

The ADSs may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, or through a combination of such methods, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of the ADSs with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of the ADSs and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on completeness or the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2024

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time ADSs in one or more offerings up to the aggregate amount of $500,000,000 of our ADSs. We sometimes refer to the ADSs as the “securities” throughout this prospectus.

Each time we sell ADSs, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with such offering. The prospectus supplement and any related free writing prospectuses may also add, update or change information contained in this prospectus. You should read carefully both this prospectus, the applicable prospectus supplement and any related free writing prospectus together with additional information described below under “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before buying the ADSs being offered.

This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us or the ADSs, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, a prospectus supplement and related free writing prospectuses. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement or related free writing prospectuses is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: We have not done anything that would permit an offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

In this prospectus, references to the terms “Nano Dimension,” “the Company,” “we,” “us,” “our” and similar terms, refer to Nano Dimension Ltd., unless we state or the context implies otherwise. References to “Ordinary Shares” mean our Ordinary Shares, par value New Israeli Shekels, or NIS, 5.00 per share.

We report financial information under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, and none of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

ABOUT NANO DIMENSION LTD.

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Note Regarding Forward-Looking Statements.”

Nano Dimension’s vision is to transform existing electronics and mechanical manufacturing into Industry 4.0 environmentally friendly and economically efficient precision additive electronics and manufacturing. We deliver solutions that convert digital designs to electronic or mechanical devices - on demand, at anytime, and anywhere.

Nano Dimension’s strategy is driven by the application of deep learning based artificial intelligence, or AI, to improve manufacturing capabilities by using self-learning and self-improving systems, along with the management of a distributed manufacturing network via the cloud.

Nano Dimension has served over 2,000 customers across vertical target markets such as aerospace and defense, advanced automotive, high-tech industrial, specialty medical technology, R&D and academia. The Company designs and makes additive electronics and additive manufacturing 3D printing machines and consumable materials. Additive electronics are manufacturing machines that enable the design and development of High-Performance-Electronic-Devices (Hi-PED®s). Additive manufacturing includes manufacturing solutions for production of metal, ceramic, and specialty polymers-based applications, which spans from millimeters to several centimeters in size with micron precision.

Through the integration of its portfolio of products, Nano Dimension offers the advantages of rapid prototyping, high-mix-low-volume production, intellectual property security, minimal environmental footprint, and design-for-manufacturing capabilities, which is all unleashed with the limitless possibilities of additive manufacturing.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks discussed under the section entitled “Risk Factors” in the applicable prospectus supplement and under Item 3.D. - “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports of Foreign Private Issuer on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the SEC, contain and will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate” “objective,” “goal,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future, are forward-looking statements.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	changes in our strategy;

●	the impact of competition and new technologies;

●	shareholder activism;

●	the overall global political and economic environment in the countries in which we operate including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East, such as the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them;

●	projected capital expenditures and liquidity;

●	litigation; and

●	those factors referred to in “Item 3. Key Information — D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” of our most recent Annual Report on Form 20-F, as well other factors in our most recent Annual Report on Form 20-F.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions, including in many cases decisions or actions by third parties, that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus (if any) under the caption “Risk Factors,” as well as in our most recent Annual Report on Form 20-F, including without limitation under the captions “Risk Factors” and “Operating and Financial Review and Prospects,” and in other documents that we may file with the U.S. Securities and Exchange Commission, or the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus, the documents incorporated by reference herein, and any prospectus supplement.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total liabilities and shareholders’ equity as of December 31, 2023. The financial data in the following table is derived from our audited consolidated financial statements as of December 31, 2023, and should be read in conjunction with such financial statements, which have been incorporated by reference in this prospectus.

U.S. dollars in thousands	As of December 31, 2023

Cash and cash equivalents	309,571

Liability in respect of government grants	2,157
Lease liability	13,215
Loans from banks	633
Liability in respect of warrants	56
Total liabilities	16,061
Equity:
Non-controlling interests	1,011
Share capital	400,700
Share premium and capital reserves	1,299,542
Treasury shares	(97,896)
Foreign currency translation reserve	2,929
Remeasurement of net defined benefit liability (IAS 19)	707
Accumulated loss	(591,207)
Total equity	1,015,786
Total capitalization	1,064,338

REASONS FOR THE OFFER AND USE OF PROCEEDS

Unless otherwise set forth in the related prospectus supplement or, if applicable, the pricing supplement, we intend to use the net proceeds from the sale of securities offered through this prospectus for general corporate purposes, which include financing our operations, capital expenditures and business development, and for pursuing strategic opportunities, including possible business combination transactions. The specific purpose of any individual issuance of securities will be described in the related prospectus supplement.

DESCRIPTION OF OUR ORDINARY SHARES

The following description of our share capital and provisions of our amended and restated articles of association are summaries and do not purport to be complete.

Ordinary Shares

As of December 31, 2023, our authorized share capital consisted of NIS 2,500,000,000 divided into 500,000,000 Ordinary Shares, of a nominal value of NIS 5.00 each, of which 235,595,545 Ordinary Shares were issued and outstanding and 32,026,894 shares are treasury shares (held by us). All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable.

As of December 31, 2023, an additional 36,465,771 of our Ordinary Shares were issuable upon the exercise of warrants. The exercise price of the warrants outstanding ranges between $0.875 and $11.875 per share.

As of December 31, 2023, an additional 4,060,903 of our Ordinary Shares were issuable upon the exercise of outstanding options to purchase our Ordinary Shares.

As of December 31, 2023, an additional 11,309,496 of our Ordinary Shares were issuable upon the vesting of outstanding restricted share units.

Our registration number with the Israeli Registrar of Companies is 52-0029109.

Objectives of the Company

Our objectives are set forth in Section 3(b) of our amended and restated articles of association and include every lawful purpose, subject to the purposes of the Company specified in the Company’s Memorandum of Association.

The Powers of the Directors

Our board of directors shall direct our policy and shall supervise the performance of our chief executive officer and his actions. Our board of directors may exercise all powers that are not required under the Israeli Companies Law of 5759-1999, or the Companies Law, or under our amended and restated articles of association to be exercised or taken by our shareholders.

Rights Attached to Shares

Under the Companies Law and our amended and restated articles of association, our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all general meetings of the Company, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon dissolution of the Company, in the distribution of the Company assets legally available for distribution, on a per share pro rata basis.

Our Ordinary Shares have identical voting and other rights in all respects.

Shareholder’s Rights of Inspection of the Company Records

Pursuant to the Companies Law, shareholders have the right to inspect the Company documents that are specified below:

(1)	minutes of the general meetings;

(2)	the Company’s shareholders register and the register of substantial shareholders;

(3)	a document in the company’s possession, relating to an act or transaction with interested parties that requires approval by the general meeting;

(4)	our amended and restated articles of association and financial reports; and

(5)	any document that the company must submit under the Companies Law and under any statute to the Companies Registrar or to the Israeli Securities Authority and that is available for public inspection at the Companies Registrar or the Israeli Securities Authority, as the case may be.

Transfer of Shares

Our fully paid Ordinary Shares are issued in registered form and may be freely transferred under our amended and restated articles of association (subject to registration in the register of shareholders), unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the Ordinary Shares are listed for trade. The ownership or voting of the Ordinary Shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our Ordinary Shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of the Company’s directors, subject to the special approval requirements for external directors, if applicable, to the extent the Company is then required to elect external directors.

Under our amended and restated articles of association, our Board of Directors must consist of not less than three but no more than twelve directors, including, when the Company is required, two external directors who serve pursuant to the Companies Law (if any). Pursuant to our amended and restated articles of association, each of the Company’s directors (other than, when applicable, external directors, for whom special election requirements apply under the Companies Law), will be appointed by a simple majority vote of holders of the Company’s voting shares, participating and voting at an annual general meeting of our shareholders. In addition, the Company’s directors (other than the external directors, when applicable), which may be elected only in annual meetings, are divided into three classes that are each elected at the third annual general meeting of the Company’s shareholders, in a staggered fashion (such that one class is elected each annual general meeting), and serve on our Board of Directors unless they are previously removed by a vote of 70% of the total voting power represented at an annual meeting of our shareholders or upon the occurrence of certain events, in accordance with the Companies Law and our amended and restated articles of association. In addition, our amended and restated articles of association allow our Board of Directors to fill vacancies on the Board of Directors or to appoint new directors up to the maximum number of directors permitted under our amended and restated articles of association. Such directors serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated or in the case of new directors, for a term of office according to the class to which such director was assigned upon appointment. We are not currently required to have external directors serving on our Board of Directors, based on an exemption that we have elected to be governed by under the Companies Law regulations.

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our Board of Directors, which must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our Board of Directors may call special meetings whenever it sees fit and upon the written request of: (a) any two of our directors or of one quarter of the members of the Board of Directors in office at such time; and/or (b) under the new exemptions applicable as of March 12, 2024, one or more shareholders holding, in the aggregate, (i) at least ten percent (10%) of the issued and outstanding share capital (instead of 5% in the past), and at least one percent (1%) of the voting rights in the company; or (ii) at least ten percent (10%) of the voting rights in the company, provided that if the applicable law as applicable to companies incorporated in that country, establishes a right to demand convening of such a meeting for those holding a percentage of holdings lower than ten percent (10%), then section 63(b)(2) of the Companies Law shall apply.

Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our amended and restated articles of association;

●	the exercise of our Board of Director’s powers if our Board of Directors is unable to exercise its powers;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law and any other applicable law;

●	increases or reductions of our authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

Notices

The Companies Law and our articles of association require that a notice of any annual or special shareholders meeting be provided at least 14 or 21 days prior to the meeting, as the case may be, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the chairman of the board or his relative to serve as the general manager or to exercise his powers and approval of the general manager or his relative to serve as the chairman of the board or to exercise his powers, notice must be provided at least 35 days prior to the meeting.

Quorum

Under our amended and restated articles of association, the quorum required for our general meetings consists of at least two shareholders present in person or by proxy, who hold or represent between them at least 25% of the total outstanding voting rights (instead of 33 1/3% of the issued share capital required under the Nasdaq Listing Rules). If within half an hour of the time appointed for the general meeting a quorum is not present, the general meeting shall stand adjourned either to: (i) the same day of the following week, at the same hour and in the same place, (ii) to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, or (iii) to such day and at such time and place as the Chairperson of the General Meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). If no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a general meeting was summoned following the request of a shareholder, then a quorum required in an adjourned general meeting, shall consist of at least one or more shareholders, which holds and represents at least 5% of our issued and outstanding share capital and at least 1% of our voting rights, or one or more shareholder, which holds at least 5% of our voting rights.

Adoption of Resolutions

Our amended and restated articles of association provide that all resolutions in our shareholders’ meetings require a simple majority of the vote of the shareholders attending the general meeting, unless otherwise required under the Companies Law or our amended and restated articles of association. A shareholder of the Company may vote in a general meeting in person, by proxy or by a written ballot. Our amended and restated articles of association do not provide our shareholders with any cumulative voting rights.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, in order to change the rights attached to any class of shares, such change must be adopted by the Board of Directors and at a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Rights to Own Ordinary Shares

There are no limitations on the right to own our Ordinary Shares.

Provisions Restricting Change in Control of Our Company

There are no specific provisions of our amended and restated articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving the Company (or the Company’s subsidiaries). However, as described below, certain provisions of the Companies Law may have such effect. However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its Board of Directors and a vote of the majority of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that an acquisition of shares in a public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a 25% or greater shareholder of the company, unless there is already another 25% or greater shareholder of the company or (2) the purchaser would become a 45% or greater shareholder of the company, unless there is already a 45% or greater shareholder of the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received a shareholders’ approval as a private placement intended to make the offeree a 25% or greater shareholder of the company, unless there is already another 25% or greater shareholder of the company or a 45% or greater shareholder of the company, unless there is already a 45% or greater shareholder of the company, (2) was from a 25% or greater shareholder of the company which resulted in the acquirer becoming a 25% or greater shareholder of the company, or (3) was from a 45% or greater shareholder of the company which resulted in the acquirer becoming a 45% or greater shareholder of the company. A “special” tender offer must be extended to all shareholders, but the offeror is not required to purchase more than 5% of the company’s outstanding shares, regardless of how many shares are tendered by shareholders. In general, the tender offer may be consummated only if (1) at least 5% of the company’s outstanding shares will be acquired by the offeror and (2) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of a company’s outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. In general, if less than 5% of the outstanding shares are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it. Shareholders may request from the court appraisal rights in connection with a full tender offer for a period of six months following the consummation of the tender offer, but the acquirer is entitled to stipulate that tendering shareholders will forfeit such appraisal rights.

The Companies Law provides that any resolution to change the articles of association so that a certain provision may only be changed by a special majority of the shareholders (as shall be defined in such resolution) shall require the same special majority of the shareholders.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

The Rights Plan and Rights Agreement

On January 23, 2024, our Board of Directors adopted a rights plan, or the Rights Plan, which replaced our prior rights agreement that expired by its terms, to protect the interests of our shareholders. The Rights Plan, if triggered, will significantly dilute the ownership of any Acquiring Person (as defined below). Our Board of Directors has authorized, pursuant to the Rights Plan, the issuance, on February 6, 2024, of one special purchase right, or a Right, for every ADS outstanding at the close of business on February 5, 2024. The Rights will initially trade with, and will be inseparable from, the corresponding ADSs. The Rights are evidenced only by the balances indicated in the ADS register maintained by The Bank of New York Mellon, or the Depositary, with respect to uncertificated ADSs or, in the case of certificated ADSs, the certificates that evidence those ADSs. New Rights will accompany any new ADSs that are issued from February 6, 2024 until the earliest of the Distribution Record Date (as defined below), the Redemption Date (as defined below) and the Final Expiration Date (as defined in the Rights Agreement).

The Rights were issued pursuant to a Rights Agreement, dated as of January 25, 2024, or the Rights Agreement, between us and The Bank of New York Mellon, in its capacity as rights agent, or the Rights Agent. Each Right will allow its holder to purchase from the Company one-half of one (0.5) ADS, at a purchase price of $0.01 per ADS, once the Rights become exercisable. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights or other rights as an ADS holder of the Company.

The Rights will not be exercisable until we, after consultation with the Rights Agent, determine the distribution date for the Rights which shall be as soon as practicable after the earlier of: (a) the close of business on the tenth (10th) day after the public announcement or public disclosure that a person or group has become an Acquiring Person by obtaining beneficial ownership of 10% or more of the Company’s outstanding Ordinary Shares (subject to the parameters and exceptions described below and in the Rights Agreement), except if such person or group has become an Acquiring Person pursuant to an offer approved by the majority of the Board of Directors; or (b) the close of business on the tenth (10th) day (or a date determined by the Board of Directors before any person or group becomes an Acquiring Person) after a person or group consummates a tender or exchange offer (except if such person or group has become an Acquiring Person pursuant to an offer approved by the majority of the Board of Directors) which, if consummated, would result in that person or group becoming an Acquiring Person. The earlier of such dates, upon which the Rights become exercisable, is referred to as the Distribution Record Date.

If a person’s beneficial ownership of the then-outstanding Ordinary Shares as of the time of the public announcement of the declaration of the Rights is at or above 10% (including through entry into certain derivative positions), that person or group’s then-existing ownership percentage would be grandfathered and would not trigger the exercisability of the Rights, as that person will not be deemed to be an Acquiring Person. However, the Rights would become exercisable (and such Person will be deemed to be an Acquiring Person) if at any time after such announcement, (i) the person increases its ownership percentage to an amount equal to or greater than the greater of (1) 10% and (2) the sum of (I) the lowest number of Ordinary Shares beneficially owned by such person as a percentage of the outstanding Ordinary Shares as of any time from and after the time of the public announcement of the declaration of the Rights and (II) 0.001% or (ii) would have been an Acquiring Person under that certain Rights Agreement by and between the Company and the Rights Agent dated as of January 27, 2023 prior to the expiration of the rights issued under such agreement.

Until the Distribution Record Date, the balances in the register maintained by the Depositary with respect to uncertificated ADSs or, in the case of certificated ADSs, the certificates evidencing those ADSs will also evidence the Rights, and any transfer of ADSs will also constitute a transfer of Rights. After the Distribution Record Date, the Rights will separate from the ADSs and be evidenced solely by entries in the register maintained by the Rights Agent, or, in the case of certificated Rights, by Right certificates. Any Rights held by an Acquiring Person or any Associate or Affiliate thereof are void and may not be exercised.

If a person or group becomes an Acquiring Person, then beginning on the Distribution Record Date, all holders of Rights except the Acquiring Person or any Associate or Affiliate thereof may, for a purchase price of $0.01 per one ADS, purchase one-half of one (0.5) ADS.

If the Company is later acquired in a merger or similar transaction after the Distribution Record Date, each holder of a Right except the Acquiring Person or any Associate or Affiliate thereof may, for a purchase price of $0.01 per ADS, purchase, in lieu of ADSs representing Ordinary Shares, one (1) times the number of securities of the acquiring corporation, that each ADS holder of the Company is entitled to for each Ordinary Shares.

An “Acquiring Person” is any Person who or which, together with all affiliates and associates of such Person, shall be the beneficial owner of 10% or more of the Ordinary Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any shares issued and/or issuable pursuant to a Permitted Offer or under a benefit or share ownership plan of the Company or any Subsidiary of the Company, or any entity holding Ordinary Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the sole result of an acquisition of Ordinary Shares by the Company which, by reducing the number of Ordinary Shares of the Company outstanding, increases the proportionate number of Ordinary Shares of the Company beneficially owned by such Person to 10% or more of the Ordinary Shares of the Company then outstanding; provided, however, that, if a Person shall become the beneficial owner of 10% or more of the Ordinary Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner of any additional Ordinary Shares of the Company, then such Person shall be deemed to be an Acquiring Person. Notwithstanding the foregoing, if the Board determines in good faith that a Person who would otherwise be an Acquiring Person has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Ordinary Shares, so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be an Acquiring Person for any purposes of the Rights Agreement.

The Board of Directors may, at its option, at any time prior to such time that any Person becomes an Acquiring Person, for no consideration, redeem all but not less than all the then outstanding Rights (the effective date of redemption, or the Redemption Date. The redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors, in its sole discretion, may establish. Immediately upon the effectiveness of the action of the Board of Directors ordering the redemption of the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate and the Company may terminate the Rights Agreement.

The Board of Directors may, at its option, at any time after any person becomes an Acquiring Person, determine, and instruct the Rights Agent, to exchange all or part of the then outstanding and exercisable Rights (except for Rights that have become void) for ADSs at an exchange ratio of one-half of one (0.5) ADS per Right, appropriately adjusted to reflect any adjustment in the number of Rights, or the Exchange Ratio. However, the Board of Directors will not be empowered to effect such exchange at any time after any person (other than the Company, any Subsidiary of the Company, any employee benefit or stock ownership plan of the Company or any such Subsidiary, or any entity holding Ordinary Shares for or pursuant to the terms of any such plan), together with all affiliates and associates of such person, becomes the beneficial owner of 50% or more of the Ordinary Shares then outstanding.

Immediately upon the action of the Board of Directors ordering the foregoing exchange, the right to exercise the Rights that are to be exchanged will terminate and the only right thereafter of a holder of such Rights shall be to receive that number of ADSs equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. In the event that there shall not be sufficient Ordinary Shares issued but not outstanding or authorized but unissued to permit any exchange of Rights, the Company will take all such action as may be necessary to authorize additional Ordinary Shares for issuance upon exchange of the Rights.

Our Board of Directors may adjust the purchase price of the ADSs, the number of ADSs issuable and the number of outstanding Rights to prevent dilution that may occur from a share dividend, a share split, or a reclassification of the Ordinary Shares or ADSs. No adjustments to the exercise price of less than 1% will be made.

The terms of the Rights Agreement may be amended by our Board of Directors without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, our Board of Directors may not amend the Rights Agreement in a way that adversely affects holders of the Rights. The Rights will expire on January 25, 2025.

Borrowing Powers

Pursuant to the Companies Law and our amended and restated articles of association, our Board of Directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

 Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase the Company’s registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares;

●	subdivide the Company’s existing shares or any of them, the Company’s share capital or any of it, into shares of smaller nominal value than is fixed;

●	reduce the Company’s share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law; and

●	reduce shares from the Company’s share capital.

DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as Depositary, will register and deliver the ADSs. Each ADS represents one Ordinary Share (or a right to receive one Ordinary Share) deposited with the Bank of New York Mellon in Manchester in the United Kingdom. Each ADS will also represent any other securities, cash or other property which may be held by the Depositary. The deposited shares together with any other securities, cash or other property held by the Depositary are referred to as the deposited securities. The Depositary’s office at which the ADSs will be administered and its principal executive office is located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (1) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (2) by having unregistered ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, or DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the Depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The Depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the Depositary, ADS holders, and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the Depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The Depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The Depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the Depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depository will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the Depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The Depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The Depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the Depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.  The Depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the Depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders, or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the Depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The Depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the Depositary that it is legal to do so. If the Depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the Depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The Depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the Depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the Depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The Depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the Depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The Depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the Depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its office, if feasible. However, the depository is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share of other security. The Depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the Depositary for the purpose of exchanging your ADR for uncertificated ADSs. The Depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the Depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the Depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the Depositary how to vote the number of deposited shares their ADSs represent. If we request the Depositary to solicit your voting instructions (and we are not required to do so), the Depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the Depositary how to vote. For instructions to be valid, they must reach the Depositary by a date set by the Depositary.

The Depositary will try, as far as practical, subject to the laws of the State of Israel and the provisions of our amended and restated articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the Depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the Depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the Depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the Depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote your shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions.  This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs).	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property. Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates.

$.05 (or less) per ADS.	Any cash distribution to ADS holders.

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs.	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders.

$.05 (or less) per ADS per calendar year.	Depositary services.

Registration or transfer fees.	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares.

Expenses of the depositary.	Cable and facsimile transmissions (when expressly provided in the deposit agreement). Converting foreign currency to U.S. dollars.

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes.	As necessary.

Any charges incurred by the depositary or its agents for servicing the deposited securities.	As necessary.

The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for Depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the Depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the Depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the Depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the Depositary and that may earn or share fees, spreads or commissions.

The Depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the Depositary or its affiliate receives when buying or selling foreign currency for its own account. The Depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the Depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The Depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The Depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the Depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the Depositary as a holder of deposited securities, the Depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the Depositary receives new securities in exchange for or in lieu of the old deposited securities, the Depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the Depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the Depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the Depositary will continue to hold the replacement securities, the Depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the Depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the Depositary to amend the deposit agreement and the ADRs without your consent for any reason.  If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the Depositary notifies ADS holders of the amendment.  At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the Depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the Depositary may sell the deposited securities. After that, the Depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the Depositary will sell as soon as practicable after the termination date.

After the termination date and before the Depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the Depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The Depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The Depositary will continue to collect distributions on deposited securities, but, after the termination date, the Depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. We and the Depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith and the depository will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement, or for any;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person; and

●	the Depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the Depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the Depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the Depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The Depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the Depositary or our transfer books are closed or at any time if the Depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (1) the Depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the Depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The Depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the Depositary. The Depositary may receive ADSs instead of shares to close out a pre-release. The Depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the Depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the Depositary considers appropriate; and (3) the Depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the Depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the Depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to the ADSs. DRS is a system administered by a DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the Depositary.

Shareholders communications; inspection of register of holders of ADSs

The Depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The Depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the Depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the Depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following methods from time to time:

●	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

●	exchange distributions and/or secondary distributions;

●	through put or call option transactions relating to the securities;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	to one or more underwriters for resale to the public or to investors;

●	through agents;

●	directly to purchasers, including our affiliates, through a specific bidding or auction process, on a negotiated basis or otherwise;

●	to or through one or more underwriters on a firm commitment or best efforts basis;

●	to the extent we are eligible, in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	directly to a purchaser pursuant to what is known as an “equity line of credit” as described below;

●	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions; or

●	through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

●	a fixed price or prices, which may be changed;

●	market prices prevailing at the time of sale;

●	prices related to prevailing market prices; or

●	negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

●	the name or names of any agents, dealers or underwriters;

●	the purchase price of the securities being offered and the proceeds we will receive from the sale;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	the public offering price;

●	any discounts or concessions allowed or re-allowed or paid to dealers; and

●	any securities exchanges or markets on which such securities may be listed.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may also sell securities pursuant to an “equity line of credit”. In such event, we will enter into a purchase agreement with the purchaser to be named therein, which will be described in a Report of Foreign Private Issuer on Form 6-K that we will file with the SEC. In that Report of Foreign Private Issuer on Form 6-K, we will describe the total amount of securities that we may require the purchaser to purchase under the purchase agreement and the other terms of purchase, and any rights that the purchaser is granted to purchase securities from us. In addition to our issuance of ADSs to the equity line purchaser pursuant to the purchase agreement, this prospectus (and the applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part) also covers the resale of those shares from time to time by the equity line purchaser to the public. The equity line purchaser will be considered an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Its resales may be effected through a number of methods, including without limitation, ordinary brokerage transactions and transactions in which the broker solicits purchasers and block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction. The equity line purchaser will be bound by various anti-manipulation rules of the SEC and may not, for example, engage in any stabilization activity in connection with its resales of our securities and may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time

LEGAL MATTERS

Certain legal matters concerning this prospectus will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the validity of the Ordinary Shares represented by the ADSs offered in this prospectus will be passed upon for us by Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Tel- Aviv, Israel.

EXPERTS

The consolidated financial statements of Nano Dimension Ltd. as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

EXPENSES

The following table sets forth the expenses, other than any underwriting commissions or agency fees and other items constituting underwriters’ or agents’ compensation, expected to be incurred by us in connection with a possible offering of securities registered under the registration statement of which this prospectus is a part:

SEC registration fee		$73,800
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous expenses	$	*
Total	$	*

*	Estimated fees and expenses that are not presently known. If required, to be provided by a prospectus supplement or as an exhibit to a Report of Foreign Private Issuer on Form 6-K that is incorporated by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	The Company’s Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 21, 2024; and

●	The description of the Company’s Ordinary Shares and ADSs contained in the Company’s Registration Statement on Form 20-F filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, on October 20, 2015 (File No. 001-37600), as amended by Exhibit 2.2 to our Annual Report on Form 20-F for the year ended December 31, 2023, and including any further amendment or report filed or to be filed for the purpose of updating such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F (1) after the date of the filing of the registration statement of which this prospectus forms a part and prior to its effectiveness and (2) prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Report of Foreign Private Issuer on Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Reports of Foreign Private Issuer on Form 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Nano Dimension Ltd., 2 Ilan Ramon St., Ness Ziona 7403635, Israel Attention: Tomer Pinchas, Chief Operating Officer and Chief Financial Officer, telephone number: +1 857-557-8022.

WHERE YOU CAN FIND additional INFORMATION

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Report of Foreign Private Issuer on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at http://www.nano-di.com. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Information contained on, or that can be accessed through, our website and other websites listed in this prospectus do not constitute a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the ADSs offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel-Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts; however, the court may enforce a foreign judgment, even without reciprocity, based on the request of the Attorney General, under certain circumstances;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud, there was no reasonable opportunity for the defendant to present their case, the judgment was given by a court not authorized to issue it under the applicable international private law rules in Israel, and the judgement does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable according to the law of the foreign state in which the relief was granted; and
●	enforcement may be denied if it could harm the sovereignty or security of Israel.

If a foreign judgment is declared enforceable by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfill his duty by the judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Insurance

Under the Israeli Companies Law 5759-1999, or the Companies Law, a company may obtain insurance for any of its office holders, concerning an act performed by such office holder in his or her capacity as an officer holder for:

●	a breach of his or her duty of care to the company or to another person;

●	a breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company’s interests; and

●	a financial liability imposed upon him or her in favor of another person.

Our amended and restated articles of association also allow us to obtain insurance for any of our officer holders for any other event, occurrence, matter or circumstance under any law with respect to which the Company may, or will be able to, insure an office holder, and to the extent such law requires the inclusion of a provision permitting such insurance in our amended and restated articles of association, then such provision shall be deemed to be included in our amended and restated articles of association (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law, if and to the extent applicable, and Section 50P of the Israeli Economic Competition Law).

We currently have directors’ and officers’ liability insurance, providing total coverage of $30 million for the benefit of all of our directors and officers, in respect of which we paid a twelve-month premium of approximately $733,340, which expires on November 4, 2024.

Indemnification

Subject to the provisions of the Companies Law, the Company may retroactively indemnify an office holder of the Company, if specified in its articles of association, with respect to the following liabilities and expenses, provided that such liabilities or expenses were imposed on such office holder or incurred by such office holder due to an act performed by or an omission of the office holder in such office holder’s capacity as an office holder of the Company:

●	financial liability imposed on an office holder in favor of another person by any court judgment, including a judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court in respect of an act performed by the office holder;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, or in connection with a financial sanction, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability in lieu of a criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

●	reasonable litigation costs, including attorney’s fees, expended by an office holder or which were imposed on an office holder by a court in proceedings filed against the office holder by the Company or in its name or by any other person or in a criminal charge in respect of which the office holder was acquitted or in a criminal charge in respect of which the office holder was convicted for an offense which did not require proof of criminal intent.

●	any other event, occurrence, matter or circumstance under any law with respect to which the Company may, or will be able to, insure an office holder, and to the extent such law requires the inclusion of a provision permitting such insurance in our amended and restated articles of association, then such provision shall be deemed to be included and incorporated in our amended and restated articles of association (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law, if and to the extent applicable, and Section 50P of the Israeli Economic Competition Law).

Our amended and restated articles of association allow us to indemnify our office holders up to a certain amount. The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited to sub-sections i to iii described above, and to sub-section iv described above, provided that:

●	the undertaking to indemnify is limited to such events which our board of directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made and for such amounts or criterion which our directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and

●	the undertaking to indemnify shall set forth such events which our directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made, and the amounts and/or criterion which our directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with certain members of our senior management. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors’ and officers’ insurance.

Exculpation

Subject to the provisions of the Companies Law and the Securities Law, the Company may exempt and release, in advance, if specified in its articles of association, any office holder from any liability to the Company for damages arising out of a breach of the office holder’s duty of care towards the Company.

Notwithstanding the foregoing, the Company may not exempt its directors in advance from his liability for damages with respect to violation of his duty of care to the Company with respect to distributions. In addition, the Company may not exempt an office holder from his liability to the Company with regard to a resolution and/or a transaction in which the controlling shareholder and/or any office holder has a personal interest.

Limitations

The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any action taken with the intent to derive an illegal personal benefit; or (4) any fine levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 9. Exhibits

Exhibit Number	Description

1.1*	Form of underwriting agreement.

4.1	Amended and Restated Articles of Association of Nano Dimension Ltd., filed as Exhibit 99.1 to Report of Foreign Private Issuer on Form 6-K filed on December 11, 2023, and incorporated herein by reference.

4.2	Amended and Restated Form of Depositary Agreement, dated as of April 15, 2019, among Nano Dimension Ltd., The Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder, including the Form of American Depositary Shares, filed as Exhibit 1 to the Form F-6 (File No. 333-252477) filed on January 27, 2021, and incorporated herein by reference.

4.3	Rights Plan, dated January 25, 2024, by and between Nano Dimension Ltd. and the Bank of New York Mellon, filed as Exhibit 4.1 to Report of Foreign Private Issuer on Form 6-K (File No. 001-37600), filed on January 25, 2024, and incorporated herein by reference.

5.1**	Opinion of Sullivan & Worcester Tel-Aviv (Har-Even & Co.).

23.1**	Consent of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm.

23.2**	Consent of Sullivan & Worcester Tel-Aviv (Har-Even & Co.) (included in Exhibit 5.1).

24**	Power of Attorney (included in the signature page of this registration statement).

107**	Filing Fee Table.

*	To be filed, if applicable, by amendment or incorporated by reference in connection with the offering of any ADSs, as appropriate.

**	Filed herewith.

Item 10. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	(The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of Ness Ziona, State of Israel, on March 29, 2024.

NANO DIMENSION LTD.

By:	/s/ Yoav Stern
Yoav Stern
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and/or officers of Nano Dimension Ltd., hereby severally constitute and appoint Yoav Stern and Tomer Pinchas, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form F-3 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act, as amended, in connection with the said registration under the Securities Act, as amended, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Yoav Stern	Chief Executive Officer, Director	March 29, 2024
Yoav Stern	(Principal Executive Officer)

/s/ Tomer Pinchas	Chief Operating Officer and Chief Financial Officer	March 29, 2024
Tomer Pinchas	(Principal Financial and Accounting Officer)

/s/ Simon Anthony-Fried	Director	March 29, 2024
Simon Anthony-Fried

/s/ Michael Garrett	Director	March 29, 2024
Michael Garrett

/s/ Oded Gera	Director	March 29, 2024
Oded Gera

/s/ Roni Kleinfeld	Director	March 29, 2024
Roni Kleinfeld

/s/ J. Christopher Moran	Director	March 29, 2024
J. Christopher Moran

/s/ Yoav Nissan-Cohen	Chairman of the Board of Directors	March 29, 2024
Yoav Nissan-Cohen

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Nano Dimension USA Inc., the duly authorized representative in the United States of Nano Dimension Ltd., has signed this registration statement on March 29, 2024.

Nano Dimension USA Inc.

/s/ Yoav Stern
Yoav Stern, CEO